NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE
REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”). SUCH PORTIONS HAVE BEEN
REDACTED AND FILED SEPARATELY WITH THE COMMISSION AND ARE MARKED WITH A “[*]” IN PLACE OF THE
REDACTED LANGUAGE.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and among
SECURITIES AMERICA FINANCIAL CORPORATION,
SUNSET FINANCIAL SERVICES, INC.
and
KANSAS CITY LIFE INSURANCE COMPANY
DATED JULY 16, 2014

Asset Purchase Agreement

Asset Purchase Agreement, dated July 16, 2014 (“Agreement”), by and among Securities America Financial Corporation, a Nebraska corporation (“Buyer”), Sunset Financial Services, Inc., a Washington corporation (“Seller”), and Kansas City Life Insurance Company, a Missouri corporation and the sole Shareholder of Seller (“Shareholder”). Buyer, Shareholder and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings given to them in Article I hereof.

Recitals

A.	WHEREAS, Seller is a licensed broker-dealer and registered investment advisor;

B.	WHEREAS, Seller, through its independent contractor Registered Representatives and Investment Advisor Representatives, provides financial advice to consumers and brokers the sale of financial products and services to consumers (the “Business”);

C.	WHEREAS, Seller desires to divest its broker-dealer Registered Representatives and Investment Advisor Representatives to facilitate the affiliation of Seller’s current and former Registered Representatives and Investment Advisor Representatives with Buyer or its Affiliate and to sell certain of its Assets, including the right to service certain of Seller’s Accounts, to enable such affiliation, all on the terms and subject to the conditions set forth in this Agreement;

D.	WHEREAS, Buyer wishes to purchase the Assets and to receive Seller’s assistance in transitioning the Assets (as defined herein) to, and the Registered Representatives and Investment Advisor Representatives with, Buyer or its Affiliate; and

E.	WHEREAS, Shareholder constitutes the sole shareholder of Seller, and, accordingly, the transaction contemplated hereby will inure to its direct benefit.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Action or Proceeding” means any action, suit, proceeding or arbitration by any Person, or any investigation, inquiry (whether formal or informal), administrative proceeding, suit, claim, whether civil or criminal, charge or Audit by or before any Governmental Entity or arbitrator.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, “control” means, with respect to a Person, the ownership by another Person of fifty percent (50%) or greater of the ownership, income or voting interests of such Person or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

“Agreement Between Broker-Dealers” means that certain agreement to be entered into at Closing between Seller and an Affiliate of Buyer.

“Ancillary Agreements” means each of the agreements to be delivered pursuant to Section 3.5 of this Agreement and any other documents executed by any party to this Agreement and delivered at the Closing.

“Assets” has the meaning set forth in Section 2.2.

“Audit” means any audit, inquiry, investigation, assessment of Taxes, other examination by any Tax Authority, and any other proceeding or appeal of such proceeding relating to Taxes.

“Base GDC” means (a) on the Closing Date, the aggregate GDC (calculated consistently with the past practices of Seller) generated by the Closing Date Representatives during the twelve (12) month period preceding the Closing Date adjusted for any Client Assets for which consent has not been obtained and (b) on the 90th Production Date, the aggregate GDC (calculated consistently with the past practices of Seller) generated by the Final Recruited Representatives during the twelve (12) month period preceding the Closing Date adjusted for any Client Assets for which consent has not been obtained.

“Branch Management Agreements” has the meaning set forth in Section 3.2(c).

“Business” has the meaning set forth in Recital “A.”

“Business Day” means any day on which commercial banks are not authorized or required by law to close in New York, New York, USA.

“Business Employee” means any employee of Seller or Shareholder who spends fifty percent (50%) or more of his or her working time in the operations of the Business.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any circumstance, change in or effect on the Buyer and its Affiliates (taken as a whole) that: (a) is or is reasonably likely to be materially adverse to the business, operations, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Buyer and its Affiliates (taken as a whole) (b) is reasonably likely to materially adversely affect the ability of the Buyer and its Affiliates to utilize the Assets in substantially the same manner in which they are utilized by Seller and the Shareholder prior to the Closing Date (taking into account however the use of the Assets by Buyer and its Affiliates as contemplated by this Agreement) except to the extent any such circumstance, change or effect results from (i) the announcement of the execution of this Agreement and the transactions contemplated hereby or the identity of or facts related to Buyer or its Affiliates, (ii) actions or omissions of Buyer or its Affiliates required by this Agreement or taken with the prior consent of, or requested by, Seller or its Affiliates, or actions taken by Seller or any of its Affiliates, (iii) United States, regional, international or global economic, industry or market conditions (including changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets and corresponding changes in the value of the investment securities), (iv) general political conditions in the United States, any region or worldwide (including the outbreak of war or acts of terrorism) and natural catastrophic events, (v) changes or proposed changes in Law or interpretations thereof, (vi) changes generally affecting any industry in which the Buyer or any of its Affiliates conducts its business operations, or (vi) changes in GAAP or other changes in any regulatory accounting requirements or the interpretations thereof.

“Claim” has the meaning set forth in Section 7.4.

“Clients” has the meaning set forth in Section 4.14.

“Closing” means the consummation of the transactions contemplated to occur on the Closing Date.

“Closing Date” means the date that is agreed to by the Parties, following receipt of necessary regulatory approvals, upon which the Closing Date Representatives will be affiliated with Buyer or Buyer’s Affiliates and so recorded on the CRD.

“Closing Date Production” has the meaning set forth in Section 2.6(a).

“Closing Date Representatives” means those (i) Registered Representatives and Investment Adviser Representatives who become affiliated with Buyer or its Affiliate on the Closing Date and who meet the Buyer’s requirements for affiliation, (ii) any investment advisor representative or registered representative who was previously affiliated with Buyer or Buyer’s Affiliates and who meets the Buyer’s requirements for affiliation and become affiliated with Buyer or its Affiliates at on the Closing Date, and (iii) any other Person recruited by Seller to become affiliated with Buyer or Buyer’s Affiliates and who meets the Buyer’s requirements for affiliation and become affiliated with Buyer or its Affiliates on the Closing Date, and in each case, who are listed on Schedule 2.1(d) and amended pursuant to Section 6.5(e).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to a particular Code section shall be interpreted to include any revision of or successor to that section.

"Competitive Business” means owning, managing, operating, selling or controlling, or participating in the ownership, management, operation, sale or control of (i) any retail securities brokerage business or (ii) any retail investment advisory business. For the avoidance of doubt, “Competitive Business” does not include engaging in business with or otherwise contracting with retail broker-dealers, registered representatives, or investment advisors with respect to the sales of products (including insurance and related products) underwritten, issued, reinsured or sponsored by the Shareholder or its Affiliates in the ordinary course of business.

“Contracts and Other Agreements” means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or commitments which are legally binding.

“CRD” means the Central Registration Depository as operated by FINRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Final Recruited Representatives” means the Closing Date Representatives and the Post-Closing Date Representatives who are or remain affiliated with Buyer or Buyer’s Affiliates as of the 90th Day following the Closing Date, plus any such Persons who were the subject of a Final Recruited Representative Retention Event.

“Final Recruited Representative Retention Event” means the occurrence of the following events during the period commencing on the Closing Date and continuing until the third anniversary of the Closing: (i) the unilateral termination by Buyer or its Affiliates of a Final Recruited Representative’s affiliation with Buyer’s Affiliate other than for (a) failure to comply with the written supervisory procedures, standard operating procedures or other policies and procedures of Buyer or its Affiliate, (b) regulatory or legal proceedings (including customer complaints and arbitrations) involving such Final Recruited Representative, (c) a significant increase in sales of Complex Products (as such term is defined in Buyer’s Affiliate’s written supervisory procedures) or (d) any action that would cause a “Yes” answer to Section 14 of Form U-4 or Section 7 of Form U-5 or (ii) the termination by a Final Recruited Representative of such Final Recruited Representative’s affiliation with the Buyer or any of its Affiliates, as applicable, as a result of a material and adverse modification or amendment of such Final Recruited Representative’s compensation structure by Buyer or its Affiliates; provided, however, that none of the foregoing shall be deemed to be a “Final Recruited Representative Retention Event” if consented to in writing by the Seller.

“FINRA” means the Financial Industry Regulatory Authority.

“First Payment Amount” has the meaning set forth in Section 2.6(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“GDC” means the total amount of any compensation received or generated by a registered representative or an investment advisor representative pursuant to the sale of commissioned securities and insurance products and services, including all discounts, concessions, service fees, commissions, advisory fees, and asset-based sales charges.

"Geographical Areas” means the territorial United States. Seller and Shareholder agree and acknowledge that Buyer and its Affiliates conduct business in all 50 states.

“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, municipal, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision or any self-regulatory organization, chamber or association and any official, political or other subdivision, department or branch of any of the foregoing, including, without limitation, FINRA.

“Insurance Selling Agreement” has the meaning set forth in Section 3.3(c).

“Investment Advisor Representative” means a supervised person of Seller, in his or her capacity as an investment adviser (as defined in Section 202 of the Investment Advisers Act) and who are listed on Schedule 2.1.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Law” or “Laws” means any constitution, law, statute, treaty, rule, standard, regulation, ordinance or other pronouncement having the effect of law in the United States of America, any foreign country or any domestic or foreign state, municipal, county, city or other political subdivision or of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, security interest, lease, restriction, conditional sale or other title retention agreement, charge or encumbrance of any kind, whether voluntary or involuntary.

“Loss” has the meaning set forth in Section 7.2.

“90th Day Production” has the meaning set forth in Section 2.6(b).

“Non-Competition Period” means the earliest to occur of (i) the third anniversary of the Closing or (ii) the date upon which the Branch Management Agreement are unilaterally terminated other than for “cause” (as defined in Section 8(b) therein or such successor provision) by Buyer or its relevant Affiliate.

“Notice” has the meaning set forth in Section 7.4.

“Order” means any writ, judgment, decree, injunction, or similar order or requirement of any Governmental Entity or arbitral tribunal, in each case whether preliminary or final with respect to the operation of the Business.

“Permits” means any notification, license, concession, permit (including without limitation any import, export, construction and operation permit), authorization, approval, franchise, certificate, exemption, classification, registration, qualification or similar document or authority that has been issued or granted by any Governmental Entity, and applications therefor.

“Permitted Lien” means (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to an obligation or liability that is not yet due and (iii) any minor imperfection of title or similar Lien or encumbrance which individually or in the aggregate with other such imperfections of title, Liens or encumbrances on such property would not reasonably be expected to materially affect the value or use of such property.

“Person” means any individual, sole proprietorship, entity, limited liability company, corporation, partnership, firm, joint venture, association, unincorporated syndicate, joint-stock company, estate, trust, unincorporated organization, Governmental Entity, body corporate or other entity (in each case whether or not having separate legal personality).

“Plan” means all material compensation or benefit plans, programs, policies, or practices, contracts or arrangements which are sponsored, administered, maintained or contributed to by Seller or any Affiliate for the benefit of Business Employees (or former employees of the Business) or under which Seller has any liability or obligation of any kind relating to employee benefits of any kind in respect of the Business Employees, including any retirement, retirement savings or pensions, bonus, incentive or deferred compensation, post-retirement medical or life insurance, profit sharing, stock option, severance or termination pay, health, medical, dental, life, disability or other insurance and supplemental employment or unemployment benefits, whether written or unwritten, tax-qualified or non-qualified, funded or unfunded.

“Post-Closing Date Representatives” means those (i) Registered Representatives and Investment Advisor Representatives who are not Closing Date Representatives but become affiliated with Buyer or its Affiliates after the Closing Date on or before the 90th day following the Closing Date and who meet the Buyer’s requirements for affiliation, (ii) any investment advisor representative or registered representative who was previously affiliated with Buyer or Buyer’s Affiliates and who meets the Buyer’s requirements for affiliation and become affiliated with Buyer or its Affiliates after the Closing Date on or before the 90th day following the Closing Date, and (iii) any other Person recruited by Seller to become affiliated with Buyer or Buyer’s Affiliates and who meets the Buyer’s requirements for affiliation and become affiliated with Buyer or its Affiliates after the Closing Date on or before the 90th day following the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5.

“Registered Representatives” means those “representatives” (as such term is defined under FINRA Rule 1031(b)) who are licensed with Seller as of the date hereof or who become licensed with Seller prior to Closing. The Registered Representatives are listed on Schedule 1, such Schedule to be amended from time to time prior to Closing by Seller to reflect additions or deletions from the listing.

“Retention Payment” has the meaning set forth in Section 2.7.

“Retention Period” has the meaning set forth in Section 2.7.

“SEC” means the United States Securities and Exchange Commission.

“Second Payment Amount” has the meaning set forth in Section 2.6(b).

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller’s knowledge” means the actual knowledge of the officers and directors of Seller and such knowledge as such Persons would reasonably be expected to have after reasonable inquiry.

“Seller Material Adverse Effect” means any circumstance, change in or effect on the Business or Seller (taken as a whole) that: (a) is or is reasonably likely to be materially adverse to the business, operations or Assets, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business or (b) is reasonably likely to materially adversely affect the ability of the Buyer to utilize the Assets in substantially the same manner in which they are utilized by Seller prior to the Closing Date (taking into account however the use of the Assets by Buyer as contemplated by this Agreement) except to the extent any such circumstance, change or effect results from (i) the announcement of the execution of this Agreement and the transactions contemplated hereby or the identity of or facts related to Buyer or its Affiliates, (ii) actions or omissions of Seller or its Affiliates required by this Agreement or taken with the prior consent of, or requested by, Buyer or its Affiliates, or actions taken by Buyer or any of its Affiliates, (iii) United States, regional, international or global economic, industry or market conditions (including changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets and corresponding changes in the value of the investment securities), (iv) general political conditions in the United States, any region or worldwide (including the outbreak of war or acts of terrorism) and natural catastrophic events, (v) changes or proposed changes in Law or interpretations thereof, (vi) changes generally affecting any industry in which Seller or any of its Affiliates conducts its business operations, or (vi) changes in GAAP or other changes in any regulatory accounting requirements or the interpretations thereof.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are directly or indirectly held by the Owner and/or one or more of its Subsidiaries or any corporation or other Person in which the Owner and/or one or more of its Subsidiaries directly or indirectly has the right (whether by contract, organizational agreement or otherwise) to elect a majority of that corporation’s or other Person’s board of directors or similar governing body or to direct the business and policies of that corporation or other Person.

“Tax” and “Taxes” means (a) any income, gross receipts, gains (including capital gains), license, occupancy, payroll, employment, excise, financial institutions, severance, stamp, occupation, fringe benefits, group, goods and services, franking deficits, debits, premium, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, unincorporated business, profits, withholding, information, social security (or similar), unemployment, disability, workers’ compensation, land, real property, personal property, unclaimed property or escheat, ad valorem, production, sales, use, license, transfer, registration, value added, alternative or add-on minimum, accumulated earnings, personal holding company, estimated, or other tax, report or assessment of any kind whatsoever imposed by any Governmental Entity, including any interest, penalty, assessment, or addition thereto, whether disputed or not; and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

“Tax Authority” means the Internal Revenue Service and any governmental, federal, state, local or foreign authority, agency or commission which is competent to assess, impose, enforce, levy and/or collect a Tax.

“Tax Claim” means any claim by a Tax Authority which, if successful, might result in additional tax liability.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Transferring Client Accounts and Records” means the following (in all cases including all such items stored or kept on discs, tapes or other media): (a) the Client accounts of the Transferring Clients, excluding any such Client accounts that (i) have a negative balance as of the Closing; (ii) are accompanied by customer complaints, litigation, regulatory inquiry, unsecured deficits or partially unsecured deficits or (iii) are not otherwise accepted by Buyer; (b) all books, records, ledgers, exports, correspondence plans and files to the extent related to the Transferring Clients that are available to Seller and (c) All mailing lists, customer lists, subscriber lists, e-mail addresses relating to the Transferring Clients, the Registered Representatives and the Investment Advisory Representatives.

“Transferring Clients” means (a) those Clients with respect to whom the Parties have received affirmative written consent to the transfers to the Buyer and (b) in the event a negative consent process is allowed under applied Law, those Clients deemed to have consented to the transfer to the Buyer pursuant to the negative consent process described in Section 6.6.

ARTICLE II

TRANSACTION

Section 2.1 Movement of Transferring Client Accounts; Registered Representative Affiliation with Buyer.

(a) Subject to the terms and conditions set forth in this Agreement, effective on the Closing Date, Seller shall transfer and deliver to Buyer and Buyer shall accept from Seller information related to the Transferring Client Accounts and Records.

(b) The Parties shall take all reasonable actions to effect the transfer of brokerage accounts and records of Seller, including but not limited to the following, with respect to each Client who agrees to become a customer of Buyer on the Closing Date or as soon as practical thereafter:

(i) effectuate the transfer of the applicable customer account agreement (by newly executed customer agreement of the Buyer or its relevant Affiliate);

(ii) effectuate the transfer of the applicable account positions or holdings (in the case of position held with a clearing firm) from Seller as introducing firm to Buyer as introducing firm;

(iii) effectuate the transfer of “broker-of-record” status for all account positions or holdings that are “direct-held” with a third party issuer (e.g., mutual fund shares, variable contracts); and

(iv) obtain Client consents pursuant to Section 6.6 where applicable; and

(c) The Parties shall take all reasonable actions to effect the transfer of advisory accounts and records with respect to each Transferring Client who agrees to become a customer of Buyer on the Closing Date, or as soon as practical thereafter, including, but not limited to effectuating the transfer of the advisory account (by a newly executed agreement with an Affiliate of Buyer) with respect to such Transferring Clients, including facilitating the move of custodial relationships to Buyer’s custodial relationships. Except as expressly provided in this Agreement to the contrary, each Party shall be responsible for their respective costs incurred with respect to the movement of the Transferring Client Accounts and Records.

(d) Consistent with Section 6.5, the parties shall effectuate the affiliation of the Closing Date Representatives (as set forth on Schedule 2.1(d) as such Schedule shall be updated pursuant to Section 6.5(e)) to an Affiliate of Buyer on the Closing.

Section 2.2 Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following assets, properties and rights of Seller as the same exist as of the close of business on the Closing Date or otherwise prior to the 90th day following Closing, free and clear of all Liens:

(a) the items set forth in Section 2.1, including, without limitation, the Transferring Client Accounts and Records; and

(b) all goodwill related to the foregoing assets (collectively, the “Assets”).

Section 2.3 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, neither Buyer nor any Affiliate of Buyer is acquiring any assets other than the Assets hereunder. For the avoidance of doubt, neither Buyer nor any Affiliate will acquire and there will be excluded from the Assets under this Agreement, but not limited to the following:

(a) Minute books, stock records and corporate seals of Seller;

(b) All cash, bank deposits and securities of Seller;

(c) All contracts of Seller;

(d) All of Seller’s Plans;

(e) The trademark “Sunset Financial Services, Inc.”;

(f) All licenses and registrations of Seller issued by the SEC, FINRA and other Governmental Entities; and

(g) Any of Seller’s real estate, fixtures or equipment (collectively, and including all assets other than the Assets, the “Excluded Assets”).

Section 2.4 Excluded Liabilities. Seller shall be solely liable for all liabilities and obligations to the extent arising from, or to the extent arising in connection with, ownership of the Assets or to the operation of the Business prior to the Closing Date, whether or not reflected on its books and records. Neither Buyer nor its Affiliates will assume by virtue of this Agreement or the transactions contemplated hereby or otherwise, and will have no liability for, any obligations and liabilities of (and Seller and its Affiliates and their respective direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge), all of their debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”), including without limitation, the following:

(a) Any liability for breaches of any and every contract or any other instrument, or purchase order or any liability for payments or amounts due under any contract, agreement, lease, license, commitment or any other instrument, contract, document or purchase order to the extent related to the Business excluding however, this Agreement and all other contracts or instruments entered into among the Parties related to the transactions contemplated by this Agreement or resulting from any breach of any such contract or other instrument by Buyer or its Affiliates;

(b) Any liability or obligation for Taxes attributable for any period, or attributable to or imposed upon the Client Accounts for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to Seller or its Affiliates or arising from the transactions contemplated by this Agreement;

(c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable including any such liabilities owed to Affiliates of Seller;

(d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission by or on behalf of Seller or any and all of its Affiliates and their respective direct or indirect subsidiaries, including, without limitation, any liability for violations of federal or state securities or other Laws;

(e) Any liability or obligations to the extent relating to Seller’s agreements with Registered Representatives and Investment Advisory Representatives;

(f) Any liability or obligation arising out of any “employee benefit plan,” as such term is defined by ERISA or related to other Plans of Seller or its Affiliates;

(g) Any liability or obligation for making payments of any kind (including as a result of the affiliation of Registered Representatives or Investment Advisor Representatives or as a result of the termination of employment of employees, or other claims arising out of the terms and conditions of employment, or for vacation or severance pay or otherwise) to employees of Seller, its Affiliates and their respective direct and indirect subsidiaries, or in respect of payroll taxes for employees of Seller, its Affiliates and their respective direct and indirect subsidiaries;

(h) Any liability or obligation for making payments of any kind with respect to the Client Accounts, whether to customers or other third parties, where such liability or obligation was incurred or arose prior to the Closing Date;

(i) Any liabilities or obligations in respect of any Excluded Assets; and

(j) Any liability or obligation of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby including, but not limited to, any liability or obligation related to the failure to secure any necessary authorizations from any Governmental Entity.

Section 2.5 Consideration. The aggregate purchase price (the “Purchase Price”) for the Assets will be a cash amount calculated pursuant to Section 2.6 plus any Retention Payments as provided in Section 2.7.

Section 2.6 Payment of Initial Consideration. The initial portions of the Purchase Price shall be payable by Buyer to Seller as follows:

(a) On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediate funds to an account designated by Seller, an amount (the “First Payment Amount”) equal to [*] percent ([*]%) of the Base GDC generated by the Closing Date Representatives (the “Closing Date Production”).

(b) On the ninety-seventh (97th) day following the Closing Date, Buyer shall pay to Seller, by wire transfer of immediate funds to an account designated by Seller, an amount equal to (X) minus (Y) where: (X) equals the Base GDC generated by the Final Recruited Representatives multiplied by the Percentage Payment Factor as follows:

Base GDC	Percentage Payment Factor
$[*]+	[*]%
$[*]- $[*]	[*]%
$[*]- $[*]	[*]%
Less than $[*]	[*]%

and (Y) equals the First Payment Amount. (the “Second Payment Amount”).

Section 2.7 Retention Payments. During the three-year period following the Closing Date (the “Retention Period”), the actual GDC generated by the Final Recruited Representatives will be measured. Within ninety (90) days after the end of each twelve-month period during the Retention Period, Buyer shall deliver to Seller a computation of such annual GDC together with a cash payment representing [*] percent ([*]%) of such annual GDC (collectively and as may be adjusted in the succeeding sentence, the “Retention Payments”). However, in the event that the Buyer unilaterally terminates the Branch Management Agreements or the Agreement Between Broker-Dealers, other than for cause, at any time during the Retention Period, all Retention Payments following such termination shall be calculated at a rate equal to [*] percent ([*]%) of such annual GDC.

Section 2.8 Cooperation. Buyer shall prepare all of the calculations referred to in Sections 2.6 and 2.7. The Parties shall cooperate and assist each other, in all reasonable respects, in the calculations and procedures referred to in Section 2.6 and 2.7. Buyer agrees that Seller shall have reasonable access to the data used by Buyer in order to review the calculations referred to in Sections 2.6 and 2.7. If there is any dispute regarding such calculations, such dispute shall be resolved in accordance with the procedures set forth in Section 2.9.

Section 2.9 Objections; Resolution of Disputes.

(a) Unless Seller notifies Buyer in writing within sixty (60) days after Buyer’s delivery of the results of Buyer’s calculations under Sections 2.6 and 2.7 and the accompanying schedules of any objection to any component of the calculation (the “Notice of Objection”), the calculation shall become final and binding. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

(b) If Seller provides the Notice of Objection to Buyer within such sixty (60)-day period, Seller and Buyer shall, during the thirty (30)-day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve Seller’s objections. If Seller and Buyer are unable to resolve all such objections within such thirty (30)-day period, the matters remaining in dispute shall be submitted to the accountancy firm of Grant Thornton LLP (the “Independent Expert”). The Parties shall instruct the Independent Expert to render its reasoned written decision, based solely on written submissions and discussions with the Parties, as promptly as practicable but in no event later than sixty (60) days after its notification. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne by the party whose calculation amount is farther away from the Independent Expert’s calculation amount.

Section 2.10 No Successor. Seller acknowledges and represents that (i) Buyer is not assuming any leases, commitments, obligations, or liabilities of any nature of Seller, (ii) Buyer will not employ any employees of Seller (except as expressly provided herein), nor have any corporate management, officers or directors or shareholders in common with Seller, (iii) Seller is not receiving any equity in the Buyer nor any rights of ownership or rights to participate in the profits of the Buyer, and (iv) nothing contained herein or occurring as a result of the transactions contemplated hereby shall deem Buyer a successor in interest to Seller.

ARTICLE III

CONDITIONS TO CLOSING; CLOSING

Section 3.1 Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by both Parties:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) No suit, Action or Proceeding shall be pending or threatened against Buyer or Seller before any court, arbitral entity or Governmental Entity which, in the reasonable opinion of counsel for Buyer or Seller, would be likely to restrain or prohibit any such Party from consummating the transactions contemplated hereby or result in damages or other relief being obtained from such Party by a non-affiliated Person.

(c) All approvals or consents from any Governmental Entity with respect to either Seller or Buyer that are necessary to complete the transaction shall have been obtained, including, at a minimum, any approval contemplated by NASD Rule 1017, provided that such approval does not materially and adversely modify any of the rights or obligations of Buyer or Seller.

Section 3.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Seller and Shareholder in this Agreement shall be true and correct in all material respects (except for those qualified by materiality or Seller Material Adverse Effect, which shall be true in correct in all respects) as of the Closing Date, and Seller shall have performed all material obligations required to be performed by it under this Agreement;

(b) Seller shall have provided to Buyer written evidence of (i) tail coverage for Seller’s existing errors & omissions liability policy which provides coverage through December 31, 2016 and (ii) pre-payment of the related premiums for such coverage;

(c) Seller, its designated Affiliate or a properly qualified individual designated by Seller shall have executed Branch Management Agreements substantially in the form of Buyer’s standard form of Branch Management Agreement, a copy of which are attached here to as Exhibit A (the “Branch Management Agreement”); and

(d) There shall be no Seller Material Adverse Effect.

Section 3.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are further subject to satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for those qualified by materiality or Buyer Material Adverse Effect, which shall be true in correct in all respects) as of the date of this Agreement and as of the Closing Date and Buyer shall have performed all material obligations required to be performed by it under this Agreement;

(b) Payment of the First Payment Amount;

(c) Buyer or its Affiliate shall have executed an Insurance Selling Agreement substantially in the form of Shareholder’s standard form of Insurance Selling Agreement, copies of which are attached here to as Exhibit B (the “Insurance Selling Agreement”);

(d) Buyer or its Affiliate shall have entered into the Agreement Between Broker-Dealers, a copy of which is attached here to as Exhibit C (the “Agreement Between Broker-Dealers”); and

(e) There shall be no Buyer Material Adverse Effect.

Section 3.4 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place by wire transfer, telecopy, email delivery and/or overnight delivery as soon as practicable after all conditions precedent in Sections 3.1through 3.3 have been satisfied or waived.

Section 3.5 Procedure at Closing. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete. At the Closing:

(a) Seller shall execute and deliver to Buyer the following documents, in all cases in form reasonably satisfactory to Buyer and Buyer’s counsel:

(i) a Bill of Sale and Assignment Agreement with respect to the Assets and such other assignments, bills of sale, endorsements, and other instruments of sale, conveyance, transfer and assignment, and other customary instruments and documents and certificates sufficient to vest in Buyer good, valid and marketable title to the Assets;

(ii) a certificate of the Secretary of Seller, dated as of the Closing Date, as to: (A) the Articles of Incorporation of Seller; (B) the By-laws of Seller; (C) the resolutions of the Board of Directors of Seller and its shareholder authorizing the execution and performance of this Agreement and the contemplated transactions; and (D) incumbency and signatures of the officers of Seller executing this Agreement and any Ancillary Agreements;

(iii) a good standing certificate of Seller dated not more than ten (10) days prior to the Closing Date;

(iv) the Branch Management Agreements executed by Seller, its designated Affiliate or a properly qualified individual designated by Seller;

(v) the Insurance Selling Agreement executed by Shareholder;

(vi) the Agreement Between Broker-Dealers executed by Seller;

(vii) the certificate, duly executed by the authorized officer of Seller, confirming the satisfaction of the conditions contained in Section 3.2(a) hereof; and

(viii) written evidence of the receipt of all necessary authorizations from Governmental Entities.

(b) Buyer shall execute and deliver to Seller the following documents, in all cases in form reasonably satisfactory to Seller and Seller’s counsel:

(i) a certificate of the Secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions and (B) incumbency and signatures of the officers of Buyer executing this Agreement and any ancillary agreements;

(ii) a good standing certificate of Buyer dated not more than ten (10) days prior to the Closing Date;

(iii) the Branch Management Agreements executed by Buyer’s Affiliate;

(iv) the Insurance Selling Agreement executed by Buyer’s Affiliate;

(v) the Agreement Between Broker-Dealers executed by Buyer’s Affiliate;

(vi) the certificate, duly executed by the authorized officer of Buyer, confirming the satisfaction of the conditions contained in Section 3.3(a) hereof; and

(vii) written evidence of the receipt of all necessary authorizations from Governmental Entities.

(c) In addition to the above deliveries, each Party shall take all steps and actions as the other Party may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Assets or to effect the affiliation of the Final Recruited Representatives with Buyer or its designated Affiliate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally, represent and warrant to Buyer as follows:

Section 4.1 Organization, Power, Standing and Qualification. Seller is a corporation duly incorporated, validly existing under the Laws of Washington, and has all requisite corporate power and authority to carry on the Business as currently conducted by it. Seller is duly qualified to do business as a foreign corporation and in good standing (to the extent applicable) in each jurisdiction in which the ownership of the portion of the Assets owned by it and the conduct of the Business by it makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. Shareholder has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. Shareholder constitutes the sole shareholder of Seller.

Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement and each Ancillary Agreement, and the transactions contemplated hereby and thereby, where applicable, have been duly and validly authorized by all necessary corporate action of Seller and Shareholder. This Agreement has been duly and validly executed and delivered by Seller and Shareholder and is a valid and binding obligation of each of Seller and Shareholder enforceable against each of Seller and Shareholder in accordance with its terms, and each Ancillary Agreement to which Seller or Shareholder is a party will, upon the Closing, be duly and validly executed and delivered by Seller or Shareholder and be a valid and binding obligation of Seller or Shareholder enforceable against Seller or Shareholder, as applicable, in accordance with its terms, except, in respect of this Agreement and each such Ancillary Agreement, as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 4.3 Compliance with Other Instruments and Laws. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the articles of organization of Seller, (ii) result in the imposition of any Lien under, cause the acceleration of any obligation under, result in a material breach of, constitute a default under or otherwise violate or conflict with the terms, conditions or provisions of, any note, indenture, trust, pledge, mortgage, lease, guaranty or other agreement or instrument to which Seller is a party or by which Seller is bound or which is otherwise included in the Assets, (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order or (iv) require any consent or approval of, filing with or notice to, any Governmental Entity.

Section 4.4 Financial Statements. The financial statements attached hereto as Schedule 4.4 are year-end financial statements for Seller’s Business for the fiscal years ended December 31, 2011, 2012 and 2013 and month-end financial statements for each month from January 2014 through May 2014 (the “Financial Statements”). The Financial Statements and the information pertaining to Base GDC on Schedule 2.1: (a) are in accordance with Seller’s books and records; (b) are true, correct and complete and fairly present in all material respects the financial performance of the Business as of the dates of such financial statements; and (c) have been consistently prepared in accordance with GAAP, and in the manner used for the preparation of Seller’s financial statements for previous fiscal periods.

Section 4.5 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place hereto and except as set forth on Schedule 4.5, since December 31, 2013, there has not been any change, or any event or development (including any damage, destruction or loss, whether or not covered by insurance) which, individually or together with other such events, would reasonably be expected to result in a Seller Material Adverse Effect. Seller had no liabilities, as of December 31, 2013, and has not incurred any liabilities since December 31, 2013, other than (i) liabilities incurred in the ordinary course of business of the Business consistent with past practice, and (ii) liabilities which individually or in the aggregate are not material to the Business.

Section 4.6 Title to Property. Seller has, and at the Closing will convey to Buyer, good and valid title to all the Assets free and clear of any Liens, except for Permitted Liens. There are no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller or Shareholder to transfer any of the Assets or rights or interests therein to any other person or entity.

Section 4.7 Affiliate Transactions. Except as set forth on Schedule 4.7, (i) none of Seller, Shareholder or their respective Affiliates (x) provides or causes to be provided any assets, services or facilities to the Business (other than, in the case of Shareholder, such Persons’ services to the Business in their capacity as such) or (y) is a party to any contract with or binding upon Seller, or binding upon the Business or any of the Assets and (ii) the Business does not provide or cause to be provided any assets, services or facilities to Seller, Shareholder or their respective Affiliates.

Section 4.8 Legal Proceedings. Except as set forth on Schedule 4.8, there is no Action or Proceeding pending or, to Seller’s knowledge, threatened against Seller or Shareholder or any of their respective Affiliates which relates to the Business or the Assets; and there is no Order to which Seller, Shareholder or any of their respective Affiliates is subject which relates to the Business or the Assets.

Section 4.9 Compliance with Law. Except as set forth on Schedule 4.9, (i) Seller is not in material violation of any Law or Order to which the Business, the Assets or the Seller is subject or otherwise bound; (ii) Seller has all Permits necessary for the conduct of the Business or the ownership or use of the Assets; (iii) Seller has filed all reports required to be filed with any Governmental Entity on or before the date hereof, except where the failure to so file is not material to the Business or the Assets; (iv) all such authorizations of Governmental Entities are presently valid and in full force and effect and (v) to Seller’s knowledge, Seller is not under investigation with respect to a violation of any Law with respect to the Business or the Assets.

Section 4.10 Employees and Independent Contractors. Schedule 4.10 sets forth a true and complete list of (i) the Business Employees as of the date hereof and (ii) each registered representative, investment advisor representative, OSJ manager or any other person paid commissions or other compensation by Seller in the twelve (12) month period ending July 15, 2014. Except as disclosed on Schedule 4.10, all Registered Representatives and Investment Advisor Representatives of Seller are independent contractors of Seller. Seller has made no commitments to the Business Employees, Registered Representatives, Investment Advisor Representatives or independent contractors written or oral, with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement. Seller has paid all compensation due and owing to Business Employees, and the Registered Representatives, Investment Advisor Representatives and other independent contractors through the Closing Date. To Seller’s knowledge, there is no reasonable basis for the assertion of a violation of any Law based on the employment practices of Seller that would be reasonably likely to result in a Seller Material Adverse Effect. Seller is not a party to, or otherwise subject to, any collective bargaining or other agreement governing wages, hours, and terms of employment of Seller’s employees. To Seller’s knowledge, there is no any labor dispute involving any of the Business Employees.

Section 4.11 Employee Benefit Plans. Seller has no, and has not had any, Plans.

Section 4.12 Taxes. Seller has filed all Tax Returns required by applicable Law to be filed by it. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of Seller, and any other information required to be shown thereon. Seller has not requested any extension of time within which to file a Tax Return that has not already been filed. Seller has paid all Taxes due with respect to any such Tax Return except for (i) Taxes not yet due and payable and (ii) Taxes otherwise being contested in good faith. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person. There are no Liens with respect to any of Seller’s Taxes upon any of the Assets. No Audit by a Tax Authority is pending or to Seller’s knowledge, threatened, with respect to any Tax Return filed by, or Taxes due from, Seller. No issue has been raised by any Tax Authority in any Audit of Seller that could reasonably be expected to result in a material proposed deficiency. No deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to Seller’s knowledge, threatened, against Seller, except for deficiencies or adjustments that have been paid or otherwise settled. Seller has no liability for Taxes of any Person as a transferee or successor by contract, as member of an affiliated group or otherwise. Seller has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes nor has executed powers of attorney with respect to Tax matters, which in each case will be outstanding as of the Closing Date. There are no Tax sharing, Tax indemnity or similar agreements to which Seller is a party, by which Seller is bound, or under which Seller has any obligation or liability for Taxes that would reasonably and adversely affect Buyer following the Closing. To Seller’s knowledge, there is no outstanding claim by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that it is required to file Tax Returns and/or be subject to taxation by that jurisdiction. Seller has not received any letter ruling, determination letter or similar document issued by any Tax Authority, or entered into any closing agreement with any Tax Authority, which, in either case, would result in a Seller Material Adverse Effect. To Seller’s knowledge, no circumstance reasonably exists under which a Taxing Authority could successfully assert that its independent contractors of Seller are “employees” (within the meaning of Section 3121(d)(2)(1) of the Code or Section 3(6) of ERISA) for purposes of any federal, state, local or foreign Tax.

Section 4.13 Insurance. Schedule 4.13 sets forth all insurance policies and fidelity bonds covering the Client Accounts and Seller’s Registered Representatives and Investment Advisor Representatives. Except as set forth on Schedule 4.13, there are no claims by Seller pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid, and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage.)

Section 4.14 Client Relations. Schedule 4.14 (which Schedule Seller shall update as of and provide to Buyer three (3) Business Days prior to the Closing) sets forth a list of each client of the Business (each a “Client” and, collectively, “Clients”), along with the address and telephone number for each Client. Seller has provided Buyer with a true and accurate description, by Client, of all Client assets invested through the Business. Except as disclosed on Schedule 4.14, since January 1, 2014, no Client has canceled, terminated or to Seller’s knowledge, made any threat to cancel or otherwise terminate its account or to materially decrease its purchase of products or services or the Assets invested in, from or through Seller. To Seller’s knowledge, the FINRA Form U-4s for Seller’s Registered Representatives are accurate, complete and current, and Seller is not engaged in any dispute with any Client that has not been reported on the Form U-4 of a Registered Representative.

Section 4.15 Broker-Dealer Activities. Seller is duly registered and licensed as a broker-dealer with the SEC and in each state in which it conducts the Business under any state or federal broker-dealer or similar Law pursuant to which it is required to be so registered. Seller is a member in good standing with FINRA. Seller has timely filed all Forms BD and all other requisite filings, if any, required to be filed with any Governmental Entity. Seller is in material compliance with all applicable rules of any Governmental Entity in regard to its broker-dealer activities. Except as disclosed on Schedule 4.15, to Seller’s knowledge, neither Seller nor any of its directors, officers, employees, or any associated persons of Seller, in connection with the performance of their respective duties or services for Seller, since January 1, 2011 (i) have been convicted of any crime or been subject to any disqualification that would be the basis for denial, suspension, revocation, or limitation on the registration of Seller as a registered broker-dealer; nor, (ii) are subject to or involved in any current investigation that would be reasonably likely to result in any denial, suspension, revocation, or limitation relating to or affecting the conduct of the broker-dealer activities of Seller, (iii) are subject to or involved in any regulatory action or investigative or disciplinary proceeding with the SEC or FINRA or any other Governmental Entity; or (iv) are subject to or involved in any orders, disqualifications, penalties or special restrictions relating to or affecting the conduct of the broker-dealer activities of Seller.

Section 4.16 Investment Advisory Activities. Seller is duly registered with the SEC as an investment adviser under the Investment Advisers Act. Seller is in material compliance with all applicable Laws, including the requirements of any Governmental Entity having jurisdiction over Seller in regard to any investment advisory activities. Each officer, employee and “person associated” (as defined in the Investment Advisers Act) with Seller that is required to be registered or licensed as an investment adviser representative is duly registered or licensed with the SEC and in all applicable states. Except as disclosed on Schedule 4.16, neither Seller, nor to Seller’s knowledge, any of its directors, officers, employees, or any “person associated” (as defined in the Investment Advisers Act) with Seller have been, in connection with the performance of his/her duties or services for Seller, since January 1, 2011, convicted of any crime, or subject to any disqualification that would be the basis for a denial, suspension, revocation, or limitation on the registration or activities of such Person or Seller as an investment adviser; nor, to Seller’s knowledge, is there a current investigation that would be reasonably likely to result in any such denial suspension, revocation, or limitation. Except as disclosed on Schedule 4.16, to Seller’s knowledge, neither Seller, nor any of its directors, officers, employees, or any “person associated” (as defined in the Investment Advisers Act) with Seller have been, in connection with the performance of their duties or services for Seller, since January 1, 2011, have been the subject of or involved in: (i) any regulatory action or investigative or disciplinary proceeding before any Governmental Entity; or (ii) any orders, disqualifications, penalties or special restrictions relating to or affecting the conduct of the investment advisory activities of Seller.

Section 4.17 Brokers. Other than with respect to the services of Dominick & Dominick LLC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any non-affiliated Person on behalf of Seller or Shareholder in such manner as to give rise to any valid claim by any non-affiliated Person against Buyer or any other non-affiliated Person for a finder’s fee, brokerage commission or similar payment. Seller acknowledges and agrees that under no circumstances shall Buyer be obligated to pay any such fees or commissions owed by Seller or Shareholder with respect to the transactions contemplated by this Agreement.

Section 4.18 No Fraudulent Conveyance. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their creditors or the creditors of their Affiliates, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any such effect. The transactions contemplated in this Agreement or any Ancillary Agreements will not constitute a fraudulent conveyance or otherwise give rise to any right of any creditor of Seller or Shareholder to any of the Assets. No bulk sales or similar Law applies to the transactions contemplated by this Agreement.

Section 4.19 Representations Complete. Neither the representations made by Seller and Shareholder, nor any statement made in any Schedule or certificate furnished by Seller or Shareholder pursuant to this Agreement, contain any untrue statement of a material fact or, to Seller’s knowledge, omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.20 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor its Affiliates or respective officers, directors, employees, agents, or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its Affiliates or officers, directors, employees, agents, or representatives, or any other Person.

ARTICLE V

REPRESENTATION AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholder that:

Section 5.1 Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nebraska. Buyer has all the corporate power, authority and Permits necessary to carry on its business as it has been and is currently being conducted, and to own, lease and operate the properties and assets used in connection therewith. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party.

Section 5.2 Authorization. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Buyer and the performance by it of its obligations hereunder and thereunder and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Agreement to which Buyer is a party will, prior to Closing, be duly and validly executed and delivered by Buyer and be a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except, in respect of this Agreement and each such Ancillary Agreement, as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 5.3 Freedom to Contract. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the provisions of the certificate of incorporation or by-laws (or their equivalent organizational documents) of Buyer, (ii) result in the imposition of any Lien under, cause the acceleration of any obligation under, result in a breach of, constitute a default under or otherwise violate or conflict with the terms, conditions or provisions of, any note, indenture, mortgage, lease, guaranty or other agreement or instrument to which Buyer is a party or by which it is bound, (iii) result in a breach or violation by Buyer of any of the terms, conditions or provisions of any Law or Order or (iv) except for filings with FINRA, require any consent or approval of, filing with or notice to any Governmental Entity.

Section 5.4 Financial Wherewithal. Buyer will have at Closing sufficient cash available to pay the Purchase Price to Seller on the terms and conditions contained herein, and there will be no restriction on the use of such cash for such purpose. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to obtain any funds required to consummate the Transactions.

Section 5.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by such Person against Seller for a finder’s fee, brokerage commission or similar payment. Buyer acknowledges and agrees that under no circumstances shall Seller or Shareholder be obligated to pay any such fees or commissions owed by Buyer.

Section 5.6 Independent Assessment. Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer acknowledges that, except as explicitly set forth herein, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Buyer, or with respect to any forecasts, projections, or business plans prepared by or on behalf of Seller or its Affiliates and delivered to Buyer in connection with Buyer’s review of the Business and the negotiation and the execution of this Agreement.

Section 5.7 No Knowledge. To the actual knowledge of Buyer, none of the representations made in this Agreement by the Seller or the Shareholder is inaccurate in any respect.

Section 5.8 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Buyer nor any of its Affiliates or its or their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other Person.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business. Prior to Closing, except as otherwise contemplated by this Agreement, Seller shall operate the Business in the ordinary course and consistent with past practice and use commercially reasonable efforts to preserve the Business and relationships with suppliers, Registered Representatives, Investment Advisor Representatives and Clients of Seller.

Section 6.2 Consents of Governmental Authorities. As soon as reasonably practicable after the date hereof, the Parties shall each make and cause their respective Affiliates to make all filings with and notifications to all Governmental Authorities that are reasonably necessary on their part to consummate and make effective the transactions contemplated by this Agreement. In particular, but without limiting the foregoing each Party shall make the filings contemplated by FINRA Membership and Registration Rule 1017. Prior to making such filings, each Party shall make drafts of all such filings available to the other Party for its review. During the period of any review process by a Governmental Authority, the Parties shall keep each other promptly informed of all material developments in connection therewith.

Section 6.3 Further Assurances; Cooperation; Access. Seller will give any notices to third parties and use commercially reasonable efforts (in consultation with Buyer) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the schedules to this Agreement, including, without limitation, the notices to Clients related to the transfer of Assets. Seller shall promptly, but in no event later than ten (10) Business Days following the date of this Agreement, seek to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings, including filings with Governmental Entities, and the taking of all steps as may be necessary to obtain an approval or waiver from any Governmental Entity, including without limitation, filings contemplated by FINRA Membership and Registration Rule 1017.

Section 6.4 Confidential Information; Non-Competition.

(a) Each party shall hold in confidence at all times after the date hereof all Confidential Information, and shall not disclose, publish or make use of any Confidential Information at any time after the date hereof without the prior written consent of the other party. The term “Confidential Information” shall have the meaning ascribed to it in the Nondisclosure Agreement between Securities America Financial Corporation and Seller, dated September 30, 2013. In addition, nothing contained in this Agreement shall be deemed to prevent the disclosure of information that is required to be disclosed under Law or by order of a Governmental Entity acting within its jurisdiction, provided that prior to such disclosure, Seller shall have provided Buyer with notice of such disclosure requirement and Buyer shall have had a reasonable opportunity to contest such requirement.

(b) During the Non-Competition Period, neither Seller nor Shareholder, shall directly or indirectly:

(i) engage in a Competitive Business in the Geographical Areas; or

(ii) solicit, induce or encourage any registered representative, investment advisor representative or employee of, or any independent contractor working exclusively for the Buyer or any Affiliate of Buyer (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, the Buyer or any Affiliate of Buyer or to take employment with, or utilize the services of, another party other than Buyer or its Affiliates. The previous sentence shall not preclude general solicitations in newspapers, internet advertisements or similar mass media not specifically targeted toward Restricted Persons.

(c) Notwithstanding the forgoing, the provisions of Section 6.4(b)(i), shall not apply to (i) operations of Shareholder or its Affiliates not purchased or transferred to Buyer pursuant to this Agreement to the extent needed to service accounts of Clients remaining with Seller following Closing or to (ii) Shareholder or its Affiliates owning, acquiring or investing in any Person provided that if such Person derives in excess of ten percent (10%) of its net income in the most recently completed four (4) fiscal quarters from business activities which would be restricted hereunder, Shareholder shall, or shall cause its Affiliate to, divest such prohibited portion of such business within nine (9) months of the acquisition date. It is also understood that the restrictions set forth in Section 6.4(b)(i) shall not apply to any Person that acquires (in any fashion, including merger, stock purchase or otherwise) an interest in Shareholder or any of its Affiliates so long as such Person was not an Affiliate of Shareholder that was subject to such restrictions prior to the aforementioned acquisition.

(d) If a judicial or arbitral determination is made that any of the provisions of this Section 6.4 constitutes an unreasonable or otherwise unenforceable restriction against any Party or its Affiliates, such provisions shall be rendered void only to the extent that such determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Party or its Affiliate. Notwithstanding the fact that any provision of this Section 6.4 is determined not to be specifically enforceable, the aggrieved Party shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision. The time period during which the prohibitions set forth in this Section 6.4 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the violating Party or any such Affiliate violates such prohibitions in any respect.

(e) Each Party hereby agrees that any remedy at law for any breach of the provisions contained in this Section 6.4 shall be inadequate and that the aggrieved Party shall be entitled to seek injunctive relief in addition to any other remedy the aggrieved Party might have under this Agreement.

Section 6.5 Registered Representative Affiliation. Each party shall use its reasonable commercial efforts to effectuate the affiliation of Seller’s Registered Representatives and Investment Advisor Representatives from Seller to Buyer or its Affiliates both on and after Closing. Buyer shall bear the following costs associated with the transfer of the licenses of the Registered Representatives from Seller to Buyer or its Affiliates: (i) any FINRA transfer or registration fee, (ii) up to three (3) 2014 state licensing fees for each Registered Representative (provided, further, that the Buyer shall be responsible for the three (3) highest state licensing fees with respect to any such Registered Representative) and (iii) the 2014 branch office registration fee. Seller shall bear all other out-of-pocket expenses associated therewith. Notwithstanding anything herein to the contrary, Seller shall have no responsibility for any internal costs or internal expenses associated with Buyer’s and its Affiliates’ employees. With regard to the affiliation of such representatives, Seller agrees as follows:

(a) Seller shall solicit its Registered Representatives and Investment Advisor Representatives to affiliate as registered representatives and, as applicable, investment advisor representatives with Buyer or its Affiliates.

(b) Seller shall endorse and recommend Buyer as the firm with which Seller’s Registered Representatives and Investment Advisor Representatives should affiliate.

(c) Seller shall advise with respect to, and actively assist in and facilitate, the affiliation of Seller’s Registered Representatives and Investment Advisor Representatives with Buyer or its Affiliates, the transfer of all required registrations, qualifications, licenses and the like (including any communications with Governmental Entity), and the transfer of Client Accounts, assets and related books and records (including obtaining any required client consents).

(d) Each party shall perform such other duties relating to the foregoing as the other parties may reasonably request.

(e) Within two (2) Business Days prior to Closing, Buyer will prepare an updated Schedule 2.1 identifying the Closing Date Representatives, together with their Base GDC.

Section 6.6 Client Accounts. As soon as reasonably practicable after the date hereof, Seller shall:

(i) send a written notice, the form to be mutually satisfactory to the Parties as soon as reasonably practicable after the date hereof, informing each Client (it being understood that with respect to any Client accounts that are not assigned to a Registered Representative or Investment Advisor Representative as of the date hereof, Seller will cooperate with and inform Buyer of any proposed assignment of such an account to another Registered Representative or Investment Advisor Representative) of the assignment (or deemed assignment) of the Client accounts as a result of the transactions contemplated hereby (which notice shall provide the Client a reasonable period of time in which to object to the assignment (or deemed assignment) of the Client’s contracts) in accordance with applicable Law; and

(ii) with respect to Client accounts for which negative-consent letters may not be used under applicable Law, use commercially reasonable efforts to obtain the consents of such Clients to effect the assignment (or deemed assignment) of all such contracts as contemplated hereunder.

(iii) Seller shall promptly notify Buyer of Seller’s receipt of any communication received from a Client with respect to such consents.

(iv) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an assignment (or deemed assignment) of, or an agreement to assign, any Client contract if either the relevant Client objects to the assignment (or deemed assignment) or if affirmative consent from the relevant Client is required for the assignment (or deemed assignment) and such consent is not obtained.

(v) Seller and its Affiliates shall have no liability to Buyer or its Affiliates with respect to the non-assignability or non-transferability of any Client contract to the extent such non-assignability or non-transferability arises solely as a result of the applicable Client objecting to assignment or failing to give an affirmative consent to assignment.

Section 6.7 Client and Other Business Relationships. After the Closing, Seller will refer to Buyer all inquiries relating to the Assets. After the Closing, each Party agrees that such Party, together with their respective officers, employees, agents and representatives, shall not disparage the other Party or its business affairs or operations.

Section 6.8 Reasonable Best Efforts. In addition to the covenants and agreements above, Seller and Buyer will use their reasonable best efforts to effectuate the transactions contemplated by this Agreement and to fulfill their obligations hereunder, and to transition Clients, Registered Representatives and Investment Advisor Representatives to Buyer and its Affiliates consistent with this Agreement and applicable Laws.

Section 6.9 Due Diligence Investigation. Upon reasonable prior notice and subject to (a) items subject to the attorney-client privilege, or the attorney work product doctrine; and (b) items subject to confidentiality or non-disclosure agreements or other duties of confidentiality and non-disclosure under agreements or applicable Law, Seller shall allow Buyer and its authorized representatives full access until the Closing to Seller’s records, will permit examination of, and will furnish Buyer and its authorized representatives with, such information (including financial statements, licenses, and documentation relating to litigation, arbitration or regulatory proceedings involving Seller or any of their representatives) concerning the Assets and the Business as Buyer reasonably requests. All physical access to Seller’s facilities shall be governed by all then-applicable rules and restrictions related to Seller’s business visitors.

Section 6.10 No Negotiations. Until the earlier to occur of (a) the Closing, or (b) the termination of this Agreement, none of Seller, Shareholder or their respective officers, directors, employees or shareholders will solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning the Business or Assets to, any person or entity (other than Buyer) in connection with any acquisition of the Business or any of Seller’s assets, whether by merger, purchase of the capital stock, sale of assets or other similar transaction involving the Business or any of Seller’s assets, Registered Representatives or Investment Advisor Representatives.

Section 6.11 Client List. From time to time after the date hereof as Registered Representatives affiliate with Buyer, Seller will provide Buyer with Client data as needed to facilitate the acceptance of Client Accounts. No later than three (3) Business Days prior to the Closing, Seller shall provide to Buyer the list of Clients contemplated by Section 4.14. After Closing, Seller shall provide updates to the Client list as any additional Registered Representatives or Investment Advisor Representatives are affiliated with Buyer.

Section 6.12 Further Information; Further Transfers. Following the Closing, each Party will afford to the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party for any reasonable business purpose. Seller and its agents will keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 6.12 to any other Person without the prior written consent of Buyer unless (i) the disclosure is in response to legal order or subpoena; or (ii) the terms are readily ascertainable from public or published information or trade sources (without violation of the foregoing provisions of this sentence). Notwithstanding anything herein to the contrary, no Party shall be required to give any other Party access to information that is subject to the attorney-client privilege, the attorney work product doctrine, or any other duty of confidentiality owed a third party or under applicable Law.

Section 6.13 Transfer Taxes. Seller will pay all sales, use, transfer, real property transfer, recording, gains, and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, are herein sometimes called “Transfer Taxes”) arising out of or in connection with the sale of the Assets effected pursuant to this Agreement.

Section 6.14 Communications. The Parties shall consult with each other as to the form, substance and timing of any press release, public disclosure or other public communication (including any communications to Clients, Registered Representatives or Investment Advisor Representatives) related to this Agreement or the transactions contemplated hereby, and no such press release, public disclosure or other public communication (including any communications to Clients, Registered Representatives or Investment Advisor Representatives) shall be made without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make such disclosure to the extent required by Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with the other Party prior to such disclosure. None of the parties shall make any disparaging communications regarding the other parties.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement will survive the Closing until the second anniversary of the Closing Date; provided, however that the representations and warranties in Section 4.12 will survive until the expiration of the applicable statute of limitations and the representations and warranties in Sections 4.1 and 4.2 shall survive without limitation as to time. Notwithstanding anything contained herein to the contrary, the foregoing survival periods shall not apply to a fraudulent act or omission by Seller or Shareholder. No claim may be made against any Party hereto and no Party hereto will have any liability to any other party hereto after the applicable survival period for a representation or warranty specified above shall have expired unless it is made prior to the expiration of such survival period, in which case the survival period shall be extended as it relates to such claim until such claim has been satisfied or otherwise resolved as provided in this Article VII.

Section 7.2 Indemnification of Buyer. Seller shall indemnify, defend and hold harmless Buyer and any of its Affiliates and their respective directors, officers, employees, shareholders, successors, agents, representatives and assigns (each, a “Buyer Indemnified Party”) from and against any and all losses, liabilities, and damages, costs and expenses (including reasonable fees and disbursements of counsel) (hereinafter individually, a “Loss” and collectively, “Losses”) to the extent which arise out of, or result from, or relate to (i) any breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any certificate delivered by Seller or Shareholder hereunder, (ii) any conduct, actions or omissions of any Registered Representatives or Investment Advisory Representatives that is alleged to have occurred on or prior to Closing or (iii) any Excluded Liability. Buyer’s recovery for Losses under Section 7.2(i) resulting from breaches of representations and warranties shall not exceed fifty percent (50%) of the Purchase Price.

Section 7.3 Indemnification of Seller. Buyer shall indemnify, defend and hold harmless Seller and its shareholders, officers, employees, successors, agents, representatives and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses to the extent which arise out of, or result from, or relate to any breach or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate delivered by Buyer hereunder.

Section 7.4 Procedure for Indemnification. In the event that any Person not party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, arbitration or similar proceeding against any Buyer Indemnified Party or Seller Indemnified Party, which demand, claim or lawsuit may result in a Loss (“Claim”), the indemnified party shall give written notice to the indemnifying party (“Notice”) promptly upon becoming aware of such matter. In such event, within twenty (20) days after receipt of Notice, the indemnifying party shall have the right, at its sole cost and expense, to assume full control of the defense thereof and to hire counsel reasonably satisfactory to the indemnified party to defend any Claim (however, the failure to give Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused any Loss with respect thereto to be greater than it would have been had prompt notice been given). Thereafter, the indemnified party may participate in such defense at its sole cost and expense. If both the indemnifying party and the indemnified party are named and/or impleaded parties in any such proceeding and the indemnifying party proposes that the same counsel represent both parties and such representation by the same counsel would be inappropriate due to actual or potential differing interests, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party fails to respond within twenty (20) days after receipt of the Notice of any such Claim, then the indemnified party may retain counsel and conduct the defense of such Claim, as it may in its sole discretion deem proper, at the sole cost and defense of the indemnifying party.

Section 7.5 Set-Off; Escrow. Notwithstanding anything to the contrary herein, if Seller and Shareholder are obligated to indemnify a Buyer Indemnified Party under this Article VII and after demand to Seller or Shareholder for payment thereof has gone unpaid for five Business Days, Buyer may, in addition to any other rights that Buyer has under this Agreement, in equity or at law, reduce amounts payable as Retention Payments by the amount of indemnification required to be paid by Seller pursuant to Article VII.

Section 7.6 Knowledge. Except for matters disclosed in the Schedules or to the extent representations and warranties are qualified by the knowledge of the party making the representation or warranty, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Party, whether pre-claim or post-claim, or the knowledge of any Party of any breach hereunder or the decision by any Party to complete the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement at any time by mutual written consent;

(b) either Seller of Buyer may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before the earlier of (i) thirty (30) days after approval of the transactions contemplated by the Agreement by FINRA or (ii) December 31, 2014 (the “Termination Date”); provided, that notwithstanding the foregoing, a Party may not terminate this Agreement pursuant to this Section 8.1(b) if a material breach by such Party of any of its representations, warranties, covenants or agreements contained in this Agreement is the principal reason for the failure to close the transactions contemplated hereby on or before the Termination Date;

(c) Buyer may terminate this Agreement by giving written notice to Seller in the event of (i) any action by a Governmental Entity to enjoin, prohibit, or otherwise restrict the consummation of the transactions contemplated hereby in a final determination, or (ii) any material breach by Seller of any representation, warranty, obligation, covenant or agreement in this Agreement if such breach would result in a failure of a condition set forth in Section 3.2 hereof and such breach is incapable of being cured or has not been cured on or prior to the Termination Date; and

(d) Seller may terminate this Agreement by giving written notice to Buyer in the event of (i) any action by a Governmental Entity to enjoin, prohibit, or otherwise restrict the consummation of the transactions contemplated hereby in a final determination, or (ii) any material breach by Buyer of any representation, warranty, obligation, covenant or agreement in this Agreement if such breach would result in a failure of a condition set forth in Section 3.3 hereof and such breach is incapable of being cured or has not been cured on or prior to the Termination Date.

Section 8.2 Effect of Termination.

(a) If either Party terminates this Agreement pursuant to Section 8.1(a) or (b), all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, Article IX shall survive the termination of this Agreement for any reason.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto will pay its own expenses (including attorneys’ and accountants’ fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

Section 9.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and must be given personally, sent by facsimile transmission or sent by prepaid air courier. Any such notice will be deemed to have been given when received, if delivered in person, sent by facsimile transmission and, in the case of facsimile, confirmed in writing within three (3) Business Days thereafter, or sent by prepaid air courier in any such case as follows (or to such other address or addresses as a Party may have advised the other(s) in the manner provided in this Section 9.2):

If to Shareholder or Seller:

Kansas City Life Insurance Company

3520 Broadway

Kansas City, MO 64111-2565

Attention: A. Craig Mason, Jr.

Facsimile: (816) 931-4699

with a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, Suite 2300

Atlanta, GA 30309

Attention: B. Scott Burton

Facsimile: (404) 853-8806

If to Buyer:

Securities America, Inc.

12325 Port Grace Blvd.

LaVista, NE 68128

Attention: Kevin J. Miller, Esq.

Facsimile: (402) 399-9573

With a copy to:

Ladenburg Thalmann Financial Services Inc.

4400 Biscayne Blvd.

12th Floor

Miami, FL 33137

Attention: Brian L. Heller, Esq.

Facsimile: (305) 572-4134

Section 9.3 Publicity; Confidentiality. Buyer and Seller shall consult with each other prior to issuing any press releases or other public announcements concerning this Agreement and the transactions contemplated hereby. Each party will keep confidential, and will not disclose, the terms of this Agreement to any other Person (other than any Governmental Entity) without the other party’s prior consent unless required by law. Notwithstanding anything to the contrary in this Agreement, each of the Parties may file this Agreement and disclose the transactions contemplated hereby publicly with the SEC without the requirement of any consent hereunder.

Section 9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement (including the Ancillary Agreements) contain the entire agreement among the Parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

Section 9.5 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Section 9.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Nebraska without regard to principles of conflicts of law.

Section 9.7 Consent to Jurisdiction. The Parties hereby agree that any dispute, controversy or claim between Seller and/or the Shareholders, on the one hand, and Buyer, on the other hand, relating to the provisions of this Agreement shall be finally settled by binding arbitration in Omaha, Nebraska conducted in accordance with the provisions of the FINRA Code of Arbitration Procedure. Any decision or award reached in accordance with such provisions shall be final and binding on the Parties as to any matters submitted and may be entered in any court having jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.8 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assignees and legal representatives. This Agreement is not intended to, and shall not, confer upon any Person not a Party hereto (other than successors, legal representatives and permitted assigns of a Party hereto) any rights or remedies hereunder. This Agreement (or any right or obligation hereunder) is not assignable or delegable by any Party hereto without the prior written consent of the other Parties hereto and any such purported assignment or delegation without such consent will be null and void, except that Buyer may assign all or any part of its benefits and obligations under this Agreement to one or more Subsidiaries or Affiliates of Buyer.

Section 9.9 Certain Interpretation Matters. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. Except as otherwise provided herein, all payments required to be made under or pursuant to this Agreement will be made in United States dollars and all references to amounts herein will be to United States dollars. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules will be deemed references to such parts of this Agreement, unless the context otherwise requires. The headings in this Agreement are for reference only, and will not affect the interpretation of this Agreement. The term “including” means “including without limitation.”

Section 9.10 Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies, facsimiles or facsimiles of copies hereof each signed by less than all, but together signed by all of the Parties hereto.

Section 9.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, is held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

SECURITIES AMERICA FINANCIAL CORPORATION

By:       /s/ James D. Nagengast
Name: James D. Nagengast
Title: CEO and President

KANSAS CITY LIFE INSURANCE COMPANY

By:       /s/ Walter E. Bixby
Name: Walter E. Bixby
Title: Executive Vice President and Vice

Chairman of the Board

SUNSET FINANCIAL SERVICES, INC.

By:       /s/ A. Craig Mason Jr.
Name: A. Craig Mason Jr.
Title: Secretary

[Signature Page to Asset Purchase Agreement]